EXHIBIT 4.7


                          SECOND SUPPLEMENTAL INDENTURE

     THIS SECOND SUPPLEMENTAL INDENTURE dated as of September 28, 2004 (this "Supplemental Indenture"), is entered into by and among Pioneer Natural Resources Company, a Delaware corporation ("Pioneer"), Pioneer Evergreen Properties, LLC, a Texas limited liability company (the "Company"), and Wachovia Bank, National Association, the successor to First Union National Bank, a national banking association, as trustee (the "Trustee"). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture referred to below.

                                    RECITALS

     A. Pursuant to the terms of that certain Agreement and Plan of Merger dated as of May 3, 2004, by and among Pioneer, BC Merger Sub, Inc., a Colorado corporation and a wholly-owned subsidiary of Pioneer ("Merger Sub"), and Evergreen Resources, Inc., a Colorado corporation ("Evergreen"), Merger Sub has merged with and into Evergreen with Evergreen as the surviving corporation and a wholly-owned subsidiary of Pioneer (the "First Merger").

     B. As a result of the First Merger, the 4.75% Senior Convertible Notes due 2021 of Evergreen (the "Securities"), issued pursuant to that certain Indenture dated as of December 18, 2001, by and between Evergreen and the Trustee (as heretofore amended and supplemented, the "Indenture") will be convertible into the Evergreen Common Stock Consideration Units, as provided in the First Supplemental Indenture by and among Pioneer, Evergreen and Trustee, dated as of September 28, 2004.

     C. Immediately following the First Merger, Evergreen has entered into an Agreement and Plan of Merger with the Company dated as of September 28, 2004, pursuant to which Evergreen has merged with and into the Company, with the Company as the surviving entity (collectively with the First Merger, the "Merger").

     D. Pursuant to Article VII of the Indenture, upon consummation of the Merger, the Company shall expressly assume, by supplemental indenture, executed and delivered to the Trustee all obligations of Evergreen under the Indenture and the Securities and the Company will succeed to, and be substituted for, and may exercise every right and power of Evergreen under the Indenture and the Securities.

     E. In accordance with Section 11.1(a) of the Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend the Indenture to provide for the assumption by the Company of the obligations of Evergreen under the Indenture and the Securities without notice to or the consent of any Securityholder.

     F. The Company desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture to provide for the assumption by the Company of the obligations of Evergreen under the Indenture and the Securities.

     G. The Company and Pioneer have duly authorized the execution and delivery of this Supplemental Indenture.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, Pioneer, and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

     Section 1. Confirmation of Original Indenture. Except as amended and supplemented hereby, the Indenture is hereby ratified, confirmed and reaffirmed in all respects. The Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

     Section 2. Successor Company Substituted. In accordance with Article VII of the Indenture, upon consummation of the Merger, the Company shall succeed to, and be substituted for, and may exercise every right and power of, Evergreen under the Securities and the Indenture with the same effect as if the Company had been named therein as Evergreen.

     Section 3. Assumption of Obligations. Upon consummation of the Merger, the Company hereby assumes all of the obligations of Evergreen under the Indenture and the Securities with the same effect as if the Company had been named therein as Evergreen.

     Section 4. Miscellaneous.

            (a) Execution of Supplemental Indenture. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part of the Indenture.

            (b) NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

            (c) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

            (d) Effect  of  Headings.   The  Section  headings  herein  are  for
convenience only and shall not affect the construction hereof.

            (e) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Pioneer and the Company.


                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

       Dated:  September 28, 2004

                                          PIONEER EVERGREEN PROPERTIES, LLC

                                          By:   /s/ Richard P. Dealy
                                                -------------------------------
                                                Name:  Richard P. Dealy
                                                Title: Manager



                                          PIONEER NATURAL RESOURCES COMPANY

                                          By:   /s/ Richard P. Dealy
                                                -------------------------------
                                                Name:  Richard P. Dealy
                                                Title: Vice President


                                          WACHOVIA BANK, NATIONAL ASSOCIATION,
                                            as Trustee

                                          By:   /s/ Doug Milner
                                                -------------------------------
                                                Authorized Signatory
















               Signature Page to the Second Supplemental Indenture
                        (4.75% Senior Convertible Notes)